Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, September 25, 2008
7:00 A.M. CDT
A. H. BELO CORPORATION ANNOUNCES QUARTERLY DIVIDEND
     DALLAS — A. H. Belo Corporation (NYSE: AHC) announced today that its Board of Directors declared a quarterly cash dividend of $0.125 for each outstanding share of Series A common stock and Series B common stock, payable on November 10, 2008 to shareholders of record as of October 17, 2008. This dividend is one half of the rate paid for the first and second quarters of 2008 following the spin-off of A. H. Belo Corporation from Belo Corp. on February 8, 2008.
     Commenting on behalf of the Board, Robert W. Decherd, chairman, president and Chief Executive Officer, said, “A. H. Belo’s business strategy includes paying a dividend on a regular basis, and the Board’s desire is to remain a dividend-paying company. However, it is important to recognize the impact of current industry and market conditions, and retain as much financial flexibility as possible as the Company works through the remainder of 2008 and 2009. Payments of future dividends also depend on A. H. Belo’s financing arrangements with its bank group.”
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC) headquartered in Dallas, Texas, is a distinguished news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton
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A. H. Belo Announces Dividend
September 25, 2008
Page Two
Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, young adults and the fast-growing Hispanic market. The Company’s partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting Maribel Correa, director/Investor Relations, at 214-977-2702.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates, and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; general economic conditions; significant armed conflict; and other factors beyond our control, as well as other risks described on Form 10-K and other public disclosures and filings with the Securities and Exchange Commission.